SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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Delaware Enhanced Global Dividend and Income Fund
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July 12, 2018

RE:  PLEASE VOTE YOUR SHARES ON THE WHITE PROXY CARD BECAUSE YOUR FUND'S FUTURE VIABILITY IS BEING THREATENED BY A HEDGE FUND INVESTOR

Dear Shareholder:

I am writing to ask you to vote your shares on the enclosed proxy card in favor of your current Board of Trustees and against a shareholder proposal at the Fund's upcoming Annual Meeting of Shareholders. Your vote is extremely important because a hedge fund investor has presented a shareholder proposal and is trying to take over the Fund's Board of Trustees. Your Board believes that approval of the hedge fund investor's shareholder proposal and nominees will harm the interests of long-term shareholders. Consequently, the Board unanimously opposes the hedge fund investor's shareholder proposal and nominees.

The Fund's current Board members/nominees have recently approved and announced several initiatives which have lowered the Fund's discount to net asset value, without undermining the viability of the Fund, including 1) an upcoming 20% tender offer to commence in the third quarter of 2018; 2) changes to the Fund's managed distribution policy that have allowed the Fund to make monthly distributions to shareholders at a targeted annual distribution rate of 10% of the Fund's net asset value per share, which is a significant increase from the Fund's previous distribution rate; and 3) an annual measurement period beginning in 2019 that will require the Fund to conduct a tender offer if its average discount to net asset value is above 10% during such period. Your Board has taken these steps in a way that ensures that your Fund operates in a responsible manner to protect and advance the interests of all shareholders. By contrast, the hedge fund investor's proposal, if adopted, would threaten the long-term viability of the Fund.  Moreover, the hedge fund investor's nominees do not have experience overseeing the Fund.

Your Fund's Board of Trustees has carefully considered and weighed the advantages and disadvantages of the hedge fund investor's shareholder proposal based on what it believes is in the best interests of all shareholders. We oppose the hedge fund investor's shareholder proposal because we believe it would deny shareholders the ability to own shares in a successful investment vehicle with long-term investment objectives.  We believe that implementing the hedge fund investor's shareholder proposal would waste Fund resources and potentially result in the Fund's liquidation.

Whether or not you plan to attend the Meeting, and regardless of the number of shares you own, we urge you to vote FOR your Fund's Board nominees (Proposal 1) and AGAINST the hedge fund investor's shareholder proposal (Proposal 2) by promptly completing, signing, dating, and returning the enclosed WHITE proxy card in the self-addressed envelope.

We urge you ONLY to vote the Fund's WHITE Proxy Card and discard any Gold proxy card you may receive. If you have already sent back a Gold proxy card, it is not too late; you can still change your vote – by promptly completing, signing, dating and returning a WHITE Proxy Card, which will replace the Gold proxy card you previously completed. If you have already sent in the enclosed WHITE Proxy Card, please send any and all WHITE cards you receive (we will only count the latest dated WHITE proxy card) and do not send back any Gold proxy card you may receive because doing so will cancel out your prior vote on the WHITE Proxy Card.

Thank you for your attention to this letter.

Sincerely,
Shawn K. Lytle
Trustee, President, and Chief Executive Officer